UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A
OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

CR GLOBAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 024-11374

Virginia (State or other jurisdiction of incorporation or organization)	85-273995 (I.R.S. Employer Identification Number)
4598 Broad Street Virginia Beach, VA (Address of principal executive offices)	23462 (Zip Code)

(757) 717-1003
(Registrant’s telephone number, including area code)

Class B Common Stock
(Title of each class of securities issued pursuant to Regulation A)

PART II

Statement Regarding Forward-Looking Statements

Certain statements contained in this Annual Report on Form 1-K (the “Annual Report”) contain forward-looking statements which are intended to be covered by the safe harbors created thereby. All statements, other than statements of historical facts, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements but are not the exclusive means of doing so. Forward-looking statements may include statements about matters such as: future revenues; future industry market conditions; future changes in our capacity and operations; future operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature and timing of restructuring charges and the impact thereof; productivity, business process, rationalization, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in this report and our other filings with the Securities and Exchange Commission (the “SEC”) and the following: current global economic and capital market uncertainties; potential dilution to our stockholders from our recapitalization and balance sheet restructuring activities; potential inability to continue to comply with government regulations; adoption of or changes in legislation or regulations adversely affecting our businesses; permitting constraints or delays, business opportunities that may be presented to, or pursued by, us; changes in the United States or other monetary or fiscal policies or regulations; changes in generally accepted accounting principles; geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues organically; potential inability to attract and retain key personnel; assertion of claims, lawsuits and proceedings against us; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; and the lack of active trading market for our securities. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as otherwise required by law, including the securities law of the United States, we undertake no obligation to publicly update or revise any forward-looking statement.

Item 1. Business

Overview

CR Global Holdings, Inc., a Virginia corporation, was founded in 2020 and is the parent company of its wholly-owned subsidiary Canzell Realty, Inc., a company established by its Founder and CEO, Chantel Ray Finch, in 2010 and purchased by CR Global Holdings, Inc. in 2021. CR Global Holdings, Inc. does not conduct any operations other than with respect to its ownership of Canzell Realty, Inc. Unless this report otherwise indicates or the context otherwise requires, the terms “Global Holdings,” “Company,” “we,” “us” and “our” as used in this report refer to CR Global Holdings, Inc. and Canzell Realty, Inc. as a combined entity.  Also, as used in this report, “Canzell Realty” and “CR” refer to Canzell Realty, Inc.

Our mission and vision is to glorify God by putting clients’ interest above our own and “to change the lives of the communities we serve through abundant generosity”. We operate under core values that have been instituted since CR’s inception by Ms. Finch in 2010. These values are: (1) Think win/win; (2) Be a go getter; (3) Follow up & follow through; (4) Address issues head on; (5) Do the right thing; (6) Let your “yes” be “yes” and “no” be “no”; and (7) Drive the bus, land the plane. Our management expects to continue a policy of advancing these values and continuing these fundamentals, which include, viewing every decision based upon what is best for the clients, the Company as a whole, and the individual team members.

Our Markets

We are focused on expanding our residential real estate operations throughout various cities across the entire United States. Currently, we operate in more than 100 cities in regions that are located in the following eighteen states: Virginia, North Carolina, Florida, Texas, South Carolina, Georgia, Mississippi, Louisiana, Tennessee, New Jersey, New York, Colorado, Illinois, California, Montana, Pennsylvania, Maryland and Washington State with plans to expand nationwide. Our operations are targeted to geographical regions in urban, suburban and rural areas.

Employees

As of December 31, 2021, we had a total of 13 full-time employees. We believe that our employee relations are good. Our operations are overseen by our CEO, Chantel Ray Finch, and her executive management team. Management directs the functions of administration, training, relations with agents, business development, technology, and research. We plan to advance our growth through continued supportive relationships with our agents and focus on technological advances that create opportunities for both our agents and employees.

Independent Contractors

As of December 31, 2021, we had a total of two hundred twenty-five 225 affiliated agents that are classified as independent contractors. All employees or agents are non-union.

Our Business

The structure of Global Holdings is as follows:

CR was formed in 2010 by its Founder, Chantel Ray Finch, as a Virginia corporation, primarily focused on the residential real estate market in the Hampton Roads region of Virginia, home to more than 1.8 million people, which includes the independent cities of Chesapeake, Franklin, Hampton, Newport News, Norfolk, Portsmouth, Suffolk, Virginia Beach, and Williamsburg and the counties of Gloucester, Isle of Wight, James City, Mathews and Southampton. The Hampton Roads region is situated in the middle of the Eastern seaboard where the James, Nansemond, and Elizabeth rivers pour into the mouth of the Chesapeake Bay and meet the Atlantic Ocean to the region’s east. Initially established as a traditional brick and mortar real estate company, our operations have transitioned more toward that of a cloud-based, technology-driven real estate company focused on becoming a principal competitor in the nationwide real estate industry. CR has gained market presence in the Hampton Roads region through its marketing programs and strength in management through its founder and owner, Chantel Ray Finch and her team of executive managers. While licensed as a Realtor, CR’s management has chosen to function as a Principal Broker focused on the development of real estate agents. CR derives revenues primarily from commission income received from commission shares with its affiliated agents and serving as a broker at the closing of real estate transactions.

As part of refocusing its strategic direction toward the multi-state residential real estate market, CR plans to capture earnings in inter-state real estate markets outside of its primary markets in Virginia by providing its full product offering through its Managing Brokers who are licensed real estate professionals in other states and who agree to manage referrals through its online business model. While at an early stage of expansion, the anticipated goal for CR is to be a major competitor in the national marketplace for residential real estate sales and purchases.

With the changing nature of real estate service delivery to customers within the residential real estate market, CR is expecting to advance its business practices toward a cloud-based, technology driven model in line with consumer expectations for the home buying and selling experience.

Knowing that technology serves a prominent role in the facilitation of services within this industry, Chantel Ray Finch, the founder of CR, is committed to creating a real estate company that provides agents with technology, training, and leadership so that they can provide a remarkable experience to their clients. In fostering this experience, CR focuses on four standards of performance: (1) Zell your home in 90 days. We believe that “Zell” is a clever marketing term that we have adopted to indicate the “sell” of property and complements part of our marketing goal of providing uniqueness to our client base and suggestive of an entity that “can sell” while retaining some connection to the “Chantel” brand and accompanying goodwill. The Company motivates its agents to make that happen by guaranteeing to its clients that it will sell their home in 90 days, or the commission is free; (2) One click for charity: Chantel Ray Finch has been passionate about giving back to her community. With ONE click, a buyer can donate 10% of company dollars to charity. The 10% comes completely from the CR, not from the agents’ commission; (3) Live agents available 7 days a week from 8:00 a.m. to 9:00 p.m. so that we never miss a call; and (4) Don’t get stuck: Management is confident of the services provided by CR and its team of employees and agents, but if a client is unhappy and wants to end a contract they can use the “Fire Me” guarantee.

Our Strategy

As a new market entrant into the cloud-based, technology-driven real estate brokerage structure, our goal is to offer our customers real estate services by leveraging our software platform for management of real estate brokerage back-office functions, without the cost of physical brick and mortar offices or redundancy of personnel. We have transaction management software that can help agents conduct their listings and transactions from listing to close. We also have lead generating Customer Relationship Management (“CRM”) software we provide each agent to not only attract new business but keep up with and nurture the business they have. We have an internal system that includes an automated marketing center and all internal training and documentation an agent would need.

We will offer our agents the ability to increase their income through four revenue streams of income, (1) commissions from property sales; (2) revenue sharing; (3) leadership opportunities, and (4) mentoring of new agents, unlike a revenue model for real estate brokerage firms based predominantly on commissions. In addition, we plan to offer our agents, what we believe is, some of the best technology, training, and support available in the industry and offer an opportunity to earn equity in our Company if they achieve certain revenue and growth goals. We believe that by changing our revenue plan for agents, restructuring our business model and focusing on enhancing agent benefits and resources, we will be able to attract more agents to join and stay with our Company.

    Our revenue model is designed to empower real estate agents by giving them access to tools that we believe will help them generate more revenue while building a more profitable business. Our Company will do this by offering our Expansive Revenue Share Plan to each agent, which among other things, (i) will provide a higher sales commission to the agent without sacrificing our support, technology or training to the agent and also allowing the agent an opportunity to retain 100% of the commission after certain sales milestones are met, (ii) will allow an agent to participate in our revenue share plan for every new agent that the agent attracts to the Company, (iii) will provide an additional income earning opportunity to the agent when they become a leader of other agents and their teams, and (iv) will offer the opportunity for the agent to become a mentor in our mentor program, guiding other agents through their first transaction and earning a percentage of the commission. More importantly, agents may, if they choose, take advantage of these revenue opportunities and reinvest into their own marketing programs, leading to increased opportunities for additional transactions and revenue.

We believe our revenue model will allow agents to directly compete against discount brokerages and other disruptive new competitors. Some companies offer profit sharing but that is only if the company makes a profit. Our management saw an opportunity to offer agents multiple means of profit sharing beyond commissions. By modifying the cost of our overhead, focusing on technological improvements, and offering our Expansive Revenue Sharing Plan, we believe that we are able to pay agents a greater percentage of revenue share. Not only can agents make passive income, but they can also earn actual ownership in the company after meeting certain milestones, further explained below in our Expansive Revenue Sharing Plan.

Expansive Revenue Sharing Plan

Commissions

Our commission model is designed to empower real estate agents to build a more profitable business by allowing them to keep a higher percentage of their commission without sacrificing support, technology, or training. Our standard commissions from property sales are based upon a fee split of 80%/20% with an opportunity for up to a 100% commission after certain milestones are achieved. In most traditional real estate companies, the commission structure is set up so that the more the agent earns, the more they give away. We believe that the harder an agent works, the more they should be rewarded. CR offers agents a commission cap, which means that after an agent reaches the cap, the agent is then promoted to a 100% commission for the remainder of their “cap year,” often referred to as their “anniversary year”. More importantly, agents are able to take the increase in commissions and reinvest it into their individual marketing programs, leading to increased opportunities for additional transactions and revenue.

Revenue Sharing

This program is available to every agent at the company and is based simply on revenue generated by the agents they attract to the company. Each person that an agent sponsors creates a new downline for the agent.

Leadership

Leadership is completely different from sponsoring agents. The agent is able to earn money by leading new agents and creating their own teams, also referred to as “circles,” within the company.

Mentoring of New Agents

Agents who are new to the real estate industry are paired with seasoned mentors for guidance through their first several transactions. With “The Mentor Program,” seasoned agents will help new agents with their listing appointments, meet and greets, Comparative Market Analysis and much more.

We believe that focusing on stream-lining our operations to a low-overhead business model, we can leverage our software platform for management of real estate brokerage back-office functions, without the cost of physical brick and mortar offices or of redundant personnel. As a result, we believe that we will be able to offer our agents the ability to keep significantly more of their commissions compared to traditional real estate brokerage firms. We believe that we offer our agents some of the best technology, training, and support available in the industry. We also believe that our commission structure, business model and our focus on treating our agents well will attract more agents and higher producing agents to join and stay with our Company.

Industry Background

 CR operates in the U.S. residential real estate industry, which is approximately a $2.5 trillion industry based on 2021 transaction volume (i.e., average home sale price times number of new and existing home sale transactions). A substantial amount of our revenues come from serving buyers and sellers of existing homes.

Industry Trends

According to NAR 2021 data,

•
When analyzing the Home Search Process, for 41 percent of recent buyers, the first step that was taken in the home buying process was to look online at properties for sale, while 19 percent of buyers first contacted a real estate agent;

•	When buyers were searching for homes, they usually searched for 8 weeks, looked at around 8 homes in person and viewed only 3 of these homes online; and
•	Almost all buyers used online tools in their search process at 95 percent.

How Buyer Found Real Estate Agent
13%
1%
1%
2%
3%
4%
5%
5%
6%
7%
12%
41%
Only **1%** of buyers found their agent due to agent being at an office!
Other - 13%
Walked into or called office - 1%
Mobile or tablet application - 1%
Referred through employer or relo company - 2%
Saw contact info on For Sale Sign - 3%
Personally contacted by agent - 4%
Visited open house and met agent - 5%
Website (no specific site) - 5%
Referred by another agent/broker - 6%
Inquired about specific property online - 7%
Used agent previously to buy or sell - 12%
Referred by friend, neighbor, relative - 41%
*Source – National Association of Realtors 2019 Profile of Home Buyers and Sellers, pg. 80

•
The vibrancy of how buyers and sellers utilize real estate agents and brokers is reflected by the NAR statistic which indicates that 87 percent of home buyers and 90 percent of home sellers worked with a real estate agent to buy or sell a home.

•	According to NAR, online websites were seen as the most useful information source for home buyers and sellers at 95 percent in the home search process.

Industry Outlook

As indicated by NAR, the housing market will continue to appreciate. More listings are continuously appearing as the economy reopens, helping with inventory choices. However, the new listings are quickly taken out of the market from heavy buyer competition. In a sign that housing continues to lead the economy forward, home prices are expected to continue to rise 5.7% this coming year.

As of their most recent releases, Zillow is forecasting a 0.5% decrease in existing home sale transactions for 2022 compared to 2021, with sales stabilizing around 6.09 million by the fourth quarter; but on the other hand, they are still forecasting a 14.9% home value growth over the next 12 months. This shows that the housing market will remain very competitive in the year to come.

Competition

The residential real estate brokerage industry is highly competitive with low barriers to entry for new participants. With that, it is our Company’s philosophy that focusing on recruitment and retention of independent sales agents and independent sales agent teams must take a prominent role in advancing our business model in order to maintain and advance the business and financial results of our Company. In general, competition for independent sales agents in the residential real estate sector is very high and has intensified particularly for the high producing independent sales agents. Competition for independent sales agents is generally subject to numerous factors, including remuneration and benefits, other expenses borne by independent sales agents, leads or business opportunities generated for the independent sales agent from the brokerage, independent sales agents’ perception of the value of the broker’s brand affiliation, marketing and advertising efforts by the brokerage or franchisor, technology, continuing professional education, and other services provided by the brokerage.

We compete with three major categories of competitors:

•
National independent real estate brokerages such as Keller Williams, ERA and Coldwell Banker Real Estate, franchisees of national and regional real estate franchisors, regional independent real estate brokerages, and discount and limited service brokerages;

•
Companies that employ technologies intended to disrupt the traditional brokerage model or eliminate agents from, or minimize the role they play in, the home sale transaction, such as through the reduction of brokerage commissions, such as eXp World Holdings, Inc. and Realogy Holdings Corp.; and

•	Other non-traditional models that operate outside of the brokerage industry, such as companies that leverage capital to purchase homes directly from sellers such as Compass, OpenDoor and Offerpad.

Many of the competitors in our segment of the residential real estate market are much larger than us, with more capital to fund growth and survive downturns, and greater brand awareness. Some of our competitors are also increasingly well-funded, which strengthens their competitive position and ability to offer aggressive compensation arrangements to top-performing sales agents. Moreover, a growing number of companies are competing in non-traditional ways for a portion of the gross commission income generated by home sale transactions. For example, real estate listing aggregators and other web-based real estate service providers not only compete with our business by establishing relationships with independent sales agents and/or buyers and sellers of homes, they also increasingly charge brokerages and independent sales agents for advertising on their sites.

As we expand into new markets across the U.S., our ability to position ourselves and successfully compete is important to our prospects for further growth. Our ability to compete may be affected by the recruitment, retention and performance of independent sales agents, the location of offices and target markets, the services provided to independent sales agents, the fees charged to independent sales agents, the number and nature of competing offices in the vicinity, affiliation with a recognized brand name, community reputation, technology and other factors. Our success may also be affected by national, regional and local economic conditions.

Intellectual Property

Canzell Realty has a registered trademark with the United States Patent and Trademark Office (“USPTO”) for the name “Chantel Ray” and logo of “CR”, as it relates to real estate and associated industries. Canzell Realty has an approved trademark with the USPTO for the name and logo of “CANZELL” in the same space. We (or Canzell Realty) also own the rights to the domain names Canzell.com, JoinCanzell.com, Canzellluxury.com; Canzellhomes.com, Canzellcloud.com, Canzellportal.com, Chantelray.com, CRcareers.com, CRREluxury.com and Chantelrayhomes.com.

We have transaction management software that helps agents conduct their listings and transactions from listing to closing. We also have lead generating CRM software we provide each agent to not only attract new business but keep up with and nurture the business they have. We have an internal system powered by KV Core, a third-party software suite that we utilize, that includes an automated marketing center and all internal training and documentation an agent would need. While we currently depend on our relationship with these third-party vendors to provide our services in the short-term, we believe other alternatives are available in the longer term, should they be needed, to license or develop replacement technology.

If necessary, we will aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property. We protect these rights through trademark law, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

While there can be no assurance that we will be able to protect our information, we intend to assert our intellectual property rights against any infringement. While an assertion of our rights could result in a substantial cost and diversion of management effort, we believe the protection and defense against infringement of our intellectual property rights are essential to our business. There is also risk that someone else will claim that we are violating their intellectual property rights, which could cost money and time to defend, even if successful.

Seasonality of Business

According to NAR, seasonality plays an important role in the housing market since it has an impact on the housing demand and supply. One of the most turbulent changes that affects seasonality of the real estate market is weather. NAR historical data indicates that sales activity between February and March increases at a higher percentage than does price increases. The busiest home selling months are the summer months of May, June, July and August. Among these four months, June is typically the peak month of home selling activity. In contrast, the slowest months of selling activity are the winter months November, December, January and February.

In addition to aggregate trends in the real estate industry, the seasonality of a market varies from location to location. According to NAR, selling activity in the Midwest and Northeast gets much busier in the peak season than in any other region in the United States.

Other considerations that have historically impacted the seasonal viability of the real estate market are factors such as holidays, national or global emergencies such as the current pandemic, the school year calendar where parents are reluctant to entertain moving the family to another location, interest rates and overall macroeconomic considerations.

Our revenue and operating margins each quarter will remain subject to seasonal fluctuations, poor weather and natural disasters and macroeconomic market changes that may make it difficult to compare or analyze our financial performance effectively across successive quarters.

Government Regulation

We serve the residential real estate industry which is regulated by federal, state and local authorities as well as private associations or state sponsored associations or organizations. We are required to comply with federal, state, and local laws, as well as private governing bodies’ regulations, which combined results in a highly regulated industry.

We are also subject to federal and state regulations relating to employment, contractor, and compensation practices. Except for certain employees who have an active real estate license, virtually all real estate professionals in our brokerage operations have been retained as independent contractors, either directly or indirectly through third-party entities formed by these independent contractors for their business purposes. With respect to these independent contractors, like most brokerage firms, we are subject to the Internal Revenue Service regulations and applicable state law guidelines regarding independent contractor classification. These regulations and guidelines are subject to judicial and agency interpretation.

Real Estate Regulation - Federal

The Real Estate Settlement Procedures Act of 1974, as amended, (“RESPA”) became effective on June 20, 1975. RESPA requires lenders, mortgage brokers, or servicers of home loans to provide borrowers with pertinent and timely disclosures regarding the nature and costs of the real estate settlement process. RESPA also protects borrowers against certain abusive practices, such as kickbacks, and places limitations upon the use of escrow accounts. RESPA also requires detailed disclosures concerning the transfer, sale, or assignment of mortgage servicing, as well as disclosures for mortgage escrow accounts.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) moved authority to administer RESPA from the Department of Housing and Urban Development to the new Consumer Financial Protection Bureau (“CFPB”). The Dodd-Frank Act increased regulation of the mortgage industry, including but not limited to:

(i) generally prohibiting lenders from making residential mortgage loans unless a good faith determination is made of a borrower’s creditworthiness based on verified and documented information;

(ii) enacting regulations to help assure that consumers are provided with timely and understandable information about residential mortgage loans and to protect consumers against unfair, deceptive, and abusive practices; and

(iii) establishing minimum national underwriting guidelines for residential mortgages that lenders will be allowed to securitize without retaining any of the loans’ default risk. In February 2018, the CFPB released a five-year strategic plan indicating that the CFPB intends to continue to focus on protecting consumer rights while engaging in rulemaking to address unwarranted regulatory burdens.

Under the current strategic plan, the CFPB would (i) provide “clear rules of the road” through rulemaking and amendments; (ii) foster a “culture of compliance” among businesses; (iii) engage in “vigorous enforcement”; and (iv) educate consumers to make the best financial decisions.

Additionally, in a recent regulatory agenda, the CFPB indicated that it planned to review “inherited regulations” to ensure “outdated, unnecessary, or unduly burdensome regulations” are addressed and modernized. As a result, the regulatory framework of RESPA applicable to our business may be subject to change. In addition, federal fair housing laws generally make it illegal to discriminate against protected classes of individuals in housing or brokerage services.

Other federal laws and regulations applicable to our business include (i) the Federal Truth in Lending Act of 1969; (ii) the Federal Equal Credit Opportunity; (iii) the Federal Fair Credit Reporting Act; (iv) the Fair Housing Act; (v) the Home Mortgage Disclosure Act; (vi) the Gramm-Leach-Bliley Act; (vii) the Consumer Financial Protection Act; (viii) the Fair and Accurate Credit Transactions Act; (ix) the Telephone Consumer Protection Act; and (x) state and federal laws pertaining to the privacy rights of consumers, which affects how we collect and use customer information, including solicitation of new clients.

Real Estate Regulation - State and Local Level

Real estate and brokerage licensing laws and requirements vary from state to state. In general, all individuals and entities lawfully conducting businesses as real estate brokers, agents or sales associates must be licensed in the state in which they carry on business and must at all times be in compliance.

Certain jurisdictions may require a person licensed as a real estate agent, broker, sales associate or salesperson, to be affiliated with a brokerage in order to engage in licensed real estate brokerage activities or allow the agent, broker, sales associate or salesperson to work for the public, another agent or broker, sales associate or salesperson conducting business on behalf of the brokerage, sponsoring agent, broker, sales associate or salesperson.

Engaging in the real estate brokerage business requires obtaining a real estate brokerage license.  In order to obtain this license, jurisdictions require that a member or manager be licensed individually as a real estate broker in that jurisdiction. This member or manager is responsible for supervising the licensees and the entity’s real estate brokerage activities within the state.

Real estate licensees, whether they are brokers, salespersons, individuals, agents or entities, must follow the state’s real estate licensing laws and regulations. These laws and regulations generally specify minimum duties and obligations of these licensees to their clients and the public, as well as standards for the conduct of business, including contract and disclosure requirements, record keeping requirements, requirements for local offices, escrow trust fund management, agency representation, advertising regulations and fair housing requirements.

In each of the states where we have operations, we assign appropriate personnel to manage and comply with applicable laws and regulations.

Most states have local regulations (city or county government) that govern the conduct of the real estate brokerage business. Local regulations generally require additional disclosures by the parties to a real estate transaction or their agents or brokers, or the receipt of reports or certifications, often from the local governmental authority, prior to the closing or settlement of a real estate transaction as well as prescribed review and approval periods for documentation and broker conditions for review and approval.

Third-Party Rules

Beyond federal, state and local governmental regulations, the real estate industry is subject to rules established by private real estate groups and/or trade organizations, including, among others, NAR, state and local Associations of REALTORS®, and local Multiple Listing Services. “REALTOR” and “REALTORS” are registered trademarks of the National Association of REALTORS®.

Each third-party organization generally has prescribed policies, bylaws, codes of ethics or conduct, and fees and rules governing the actions of members in dealings with other members, clients and the public, as well as how the third-party organization’s brand and services may or may not be deployed or displayed.

We assign appropriate personnel to manage and comply with third-party organization policies and bylaws.

Properties

The principal office of the Company is located at 4598 Broad Street in Virginia Beach, VA. The principal office also includes our marketing, accounting, and sales departments. The property is also owned by Chantel Ray Assets, LLC, which leases the property to the Company. The purpose of Chantel Ray Assets, LLC is to own the aforementioned property.

In addition to the principal office and sales office, we also lease office space located at 600 Eagleview Blvd. Suite 329, Exton, Pennsylvania, 19341, that we use as sales offices.

None of the leases are individually material to our business model and all have either an option to renew or are located in markets with adequate opportunities to continue business operations at terms satisfactory to us.

Legal Proceedings

We are not involved in any litigation that we believe could have a material adverse effect on our financial position or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of our executive officers, threatened against or affecting our Company or our officers or directors in their capacities as such.

Risk Factors

The Company faces risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our Offering Circular filed with the SEC on July 6, 2021, as amended and/or supplemented from time to time (the “Offering Circular”). The current Offering Circular may be accessed here. The Offering Circular may be updated from time to time with future filings under Regulation A. In addition, new risks may emerge at any time and the Company cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of shares of the Class B Common Stock.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of consolidated operations should be read in conjunction with our consolidated financial statements and accompanying notes included elsewhere in this Annual Report. Global Holdings, the direct parent of CR, does not conduct any operations other than with respect to its ownership of CR. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. See “Statement Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results may differ materially from those contained in any forward-looking statements.

Revenues

Our revenues for the fiscal year ended December 31, 2021, were $7,656,886, representing an average of approximately 1,017 real estate transactions, as compared to the fiscal year ended December 31, 2020, in which revenues were $7,444,064, representing approximately 1,000 real estate transactions. The slight increase in average gross sales per transaction was a measurement of the impact of COVID-19. Due to the impact of COVID-19 causing housing supply to remain at a historic low and prices to reach a historic high, revenue began to increase even though transactional count remained steady for the period ended December 31, 2021.

Cost of Revenue

Agent split of commissions between the comparison years of 2020 and 2021 decreased as reflected by Cost of Revenue for fiscal year 2021 of $5,604,092 versus fiscal year 2020 of $4,278,492 reflected by an overall increase in agent commission split. Agent commission split was increased to an 80% split to the agent, up from 70% to the agent. Their company contribution was reduced to $14,000 from $20,000, giving the agent more money, and less to the company. This was done in order to compete with other national real estate firms.

General Operating Expenses

Operating expenses decreased from 2020 to 2021 as a result of the continued efforts to streamline over-all expenses through focus on efficiencies across all departments.  In 2020, we still had 3 brick-and-mortar facilities open, including several leased spaces. We also had much more technology expenses in 2020, including, more Salesforce licenses purchased for agents to have personal websites in addition to their CRM login as well as purchasing more technology for the agents.

General & Administrative Expense

In comparison to 2020, an effort was made in 2021 to review and streamline many General and Administrative expenses resulting in a number of changes being made, including, bringing a significant portion of services in-house in order to stabilize overall marketing costs.

Cashflow

Our cashflows are generated principally from commissions from real estate transactions.

Item 3. Directors and Officers

The table below sets forth the relevant information of our directors and executive officers as of April 22, 2022 (the information on officers includes their starting dates with CR; the information on directors includes their starting dates with Global Holdings):

	Name	Position	Age	Term of Office
Executive Officers:	Chantel Ray Finch Heather Roemmich	Chairperson, Chief Executive Officer Chief Operating Officer	47 38	Since June 2011 Since January 2018
Directors:	Chantel Ray Finch Heather Roemmich John Mclaren	Director Director Director	47 38 42	June 28, 2021 June 29, 2021 June 29, 2021
Significant Employees:	John Mclaren	Principal Broker	42	Since January 2018

As of the date of this Annual Report, Global Holdings does not have employees. We include information that pertains to the management of CR, a wholly-owned subsidiary of Global Holdings.

The following is a biographical summary of the experience of our executive officers and directors:

Chantel Ray Finch-Founder, CEO, Director

Chantel Ray Finch started as a local Real Estate Agent in 2004. In 2011 she built her own brokerage firm, Chantel Ray Real Estate, Inc. and has served as President/CEO since its inception. She has consented to serve as Chairperson of the Board of Directors for Global Holdings.

Along with her other experience, qualifications, and skills, Ms. Finch’s extensive experience as the Chief Executive Officer of our Company, her knowledge of our operations, and keen awareness of the oversight necessary to chart the strategic direction of the Company, brings the needed depth to the board of directors necessary for the company’s continued growth.

Heather Roemmich-Chief Operating Officer, Director

Heather Roemmich started with Chantel Ray in 2009 as an administrative assistant. She completed all requirements to become a real estate agent, selling as an agent affiliated with CR. She was subsequently invited to serve in an operational role for the Company. Over her 11 years with the Company she was a Managing Partner for two of our office locations as well as standing in as the Director of Operations. In 2018, she was promoted to the role of Chief Operating Officer and has consented to serve as one of the directors for Global Holdings.

We believe that Ms. Roemmich’s extensive real estate experience and her knowledge and oversight of the operations of our Company qualify her to be one of our directors of Global Holdings.

John Mclaren-Principal Broker, Director

John Mclaren became affiliated with CR in 2010 as a real estate agent. In his tenure, he became a Broker and now serves as the Principal Broker at CR. He has consented to serve as one of the directors of Global Holdings.

We believe that Mr. Mclaren’s experience being that of the Principal Broker for CR qualifies him to serve as one of our directors.

Family Relationships

There are no family relationships among our executive officers and directors.

Involvement in Certain Legal Proceedings

None of our directors or executive officers have been involved in any of the following events during the past five years:

(a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

(c) being subject to any order, judgement, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

 (d) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgement has not been reversed, suspended, or vacated;

(e) being the subject of, or a party to, any federal or state judicial or administrative order, judgement, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulations; or (ii) any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(f) being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act or 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.
Compensation of Directors and Executive Officers

The chart below includes the aggregate remuneration for the fiscal year ended December 31, 2021 of CR’s executive officers. CR is a wholly-owned subsidiary of Global Holdings.

Name	Capacities in which compensation was received (e.g., CEO, director, etc.) ($)	Cash Compensation ($)	Other Compensation ($)(1)	Total Compensation ($)
Chantel Ray Finch Heather Roemmich	CEO COO	$125,004 $127,002	$0 $0	$125,004 $127,002

(1)
The Company intends to grant equity compensation in the form of stock grants to its officers and directors. The actual type and amounts of equity compensation to be paid to the Company’s officers and directors has not yet been determined.

Director Compensation

Our directors who are employed by us do not receive any additional compensation for serving on our Board. We have three directors. We currently do not pay our directors any cash compensation for their services as board members.

Employment Agreements

We have employment agreements with each of Chantel Ray Finch, our President and Chief Executive Officer, and Heather Roemmich, our Chief Operating Officer. Ms. Finch is paid an annual base salary of $125,000 and is eligible to receive an annual bonus of 10% of net profit based on achievement of goals and objectives established by the Company. Ms. Roemmich is paid an annual base salary of $125,000 and is eligible to receive an annual bonus of 10% of net profit based on achievement of goals and objectives established by the Company. In the event either Ms. Finch or Ms. Roemmich is terminated by the Company without cause or by said executive for good reason, the Company will pay the executive in accordance with its regular payroll practice following the date of termination.

Item 4. Security Ownership of Management and Certain Securityholders

The following tables set forth information about the beneficial ownership of our Class A common and Class B shares of stock as of April 22, 2022. Unless otherwise noted below the address of each beneficial owner listed on the tables is c/o CR Global Holdings, Inc., 4598 Broad Street., Virginia Beach, VA 23462.

Title of Class	Name and Address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable (1)	Percent of class (2)
Class A Common	Chantel Ray Finch	100,000 Class A Common @ $20 per share	100,000 Class A Common @ $20 per share	100%
Class B Common	Chantel Ray Finch	2,000,000 Class B Common	2,000,000 Class B Common	79.0%
Class B Common	Heather Roemmich	250,500 Class B Common	250,500 Class B Common	9.9%

(1)
Includes shares of our Class A common stock or Class B common stock for which the holder power to vote or dispose of the shares or the has the right to acquire beneficial ownership within 60 days.  With respect to Heather Roemmich, includes 200,500 issued, unvested shares of Class B common stock, of which 500 shares vest in September 2024 and 200,000 shares vest in March 2025 if Ms. Roemmich remains employed as of such dates.

(2)
Based on 100,000 shares of Class A common stock and 2,531,376 shares of Class B common stock outstanding as of April 22, 2022.  Of the 2,531,376 shares of Class B common stock outstanding as of April 22, 2022, 481,376 represent issued, unvested shares of Class B common stock.

Ownership Amount and Percent

As of April 22, 2022, the amount and percent held by officers and directors as a group was 100% of the issued and outstanding shares of Class A common stock and 89.7% of the issued and outstanding shares of Class B common stock.

Voting amount and Percent

Because of the disparate voting rights (Class A is entitled to 20 votes per share), Chantel Ray Finch will be entitled to 4,000,000 votes out of 4,531,376 total votes on any matter put to a shareholder vote, which is 88.3%. The officers and directors as a group will be entitled to 4,270,683 votes out of 4,531,376 total votes on any matter put to a shareholder vote, which is 94.2%.

Item 5. Interest of Management and Others in Certain Transactions

Set forth below is a description of certain relationships and related person transactions during the years ended December 31, 2021 and 2020 and year-to-date 2022, between us or our subsidiaries, and our directors, executive officers and shareholders that involve an amount that exceeds $50,000. We believe that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties.

Chantel Ray Finch and Heather Roemmich

Stock Purchase and Sale; Stock Issuances

To create the holding company structure, Chantel Ray Finch sold her 100% interest in Canzell Realty, Inc. to CR Global Holdings, Inc. This was accomplished by a sale of her stock in Canzell Realty. The Board of Directors of Global Holdings determined that the consideration received by Global Holdings, consisting of the stock of Canzell Realty, was adequate for the issuance of 100,000 shares of Class A common stock at $20.00 per share and 2,000,000 shares of Class B common stock at $1.00 per share (for a total of $4,000,000). Ms. Finch is the Founder, Chief Executive Officer, and a Director of Global Holdings.

To issue 50,000 shares of Class B common stock to Heather Roemmich, prior to the creation of the holding company structure and prior to Global Holdings’ acquisition of the stock of Canzell Realty, the Board of Directors of Global Holdings determined that the consideration received by Global Holdings, consisting of $500 was adequate. Ms. Roemmich is a long-time key employee and currently Chief Operating Officer and a Director of Global Holdings.

Each of these events implicates a “director’s conflicting interest” transaction because each is a transaction involving Global Holdings to which a director of Global Holdings is a party. The parties believe that in each case there has been disclosure of (i) the existence and nature of each of the directors’ conflicting interest, and (ii) all facts known to the involved directors respecting the subject matter of the transaction that a director free of such conflicting interest would reasonably believe to be material in deciding whether to proceed with the transaction. The parties further believe that both of the transactions are fair to Global Holdings taking into appropriate account whether they were fair in terms of the directors’ dealings, and comparable to what might have been obtained in an arm’s length transaction given the consideration received by Global Holdings. As a non-listed company conducting an exempt offering pursuant to Regulation A+, Global Holdings is not subject to a number of corporate governance requirements, and accordingly does not have a Board of Directors comprising “independent directors” as defined under such requirements.

Canzell Realty, Inc.

Title Company Joint Ventures

CR Title Team, LLC:

CR Title Team, LLC is a joint venture between Canzell Realty, Inc. and Jones, Walker and Lake, P.C. When-ever a client purchases title insurance through CR Title, after expenses, the profit is split 50/50 each month. The total payout to Canzell Realty, Inc. based upon net profit as of December 31, 2021, was $63,692.60.

United Title Group, LLC:

United Title Group, LLC is a joint venture between Canzell Realty, Inc.  and Priority Title and Escrow, an un-affiliated company. Whenever a client purchases title insurance through United Title Group, LLC, after ex-penses, the profit is split 50/50 each month. The total payout to Canzell Realty, Inc. based upon net profit as of December 31, 2021, was $20,305.00.

Cavalier Title Services, LLC:

Cavalier Title Services, LLC is a joint venture between Canzell Realty, Inc. and Jones, Coleman and Coleman, P.C. Whenever a client purchases title insurance through Cavalier Title, after expenses, the profit is split 50/50 each month. The total payout to Canzell Realty, Inc. based upon net profit as of December 31, 2021, was $55,628.00.

Chantel Ray Finch

Process Mortgage, LLC

Process Mortgage, LLC is a joint venture between Processing, LLC, a company wholly owned by Chantel Ray Finch, and Movement Mortgage. Whenever a client closes a loan with Process Mortgage, LLC, after expenses, the profit is split 50/50 each month. The total payout to Processing, LLC based upon net profits as of December 31, 2021, was $88,610.74.

Leases

Below are properties currently owned by Chantel Ray Assets, LLC, a company wholly owned by Chantel Ray, that are leased back to CR:

4598 Broad Street, Virginia Beach, VA 23462

Canzell Realty, Inc. pays annually $120,000 in lease payments to CR Assets, LLC for the lease of the office space.

Item 6. Other Information

None.

Item 7. Financial Statements

CANZELL REALTY, INC. AND AFFILIATE
(Formerly known as Chantel Ray Real Estate, Inc.)

VIRGINIA BEACH, VIRGINIA

DECEMBER 31, 2021 AND 2020

CANZELL REALTY, INC. AND AFFILIATE
(Formerly known as Chantel Ray Real Estate, Inc.)

CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

TABLE OF CONTENTS

	Page
Independent Auditor's Report	1
Financial Statements:	
Consolidated Balance Sheets	2
Consolidated Statements of Income and Retained Earnings	3
Consolidated Statements of Selling, General and Administrative Expenses	4
Consolidated Statements of Cash Flows	5
Notes to the Consolidated Financial Statements	6 - 14

INDEPENDENT AUDITOR'S REPORT

To the Shareholders
Canzell Realty, Inc. and Affiliate,
(Formerly known as Chantel Ray Real Estate, Inc.)
CR Global Holdings, Inc.
Virginia Beach, Virginia

We have audited the accompanying consolidated financial statements of Canzell Realty, Inc. (formerly known as Chantel Ray Real Estate, Inc.) (a Virginia corporation) and CR Global Holdings, Inc. (a Virginia corporation), (collectively, Canzell Realty, Inc. and Affiliate), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of income and retained earnings, selling, general and administrative expenses, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Canzell Realty, Inc. (formerly known as Chantel Ray Real Estate, Inc.), as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Barnes, Brock, Carnwell & Painter PLC

April 29, 2022
Chesapeake, Virginia

1

CANZELL REALTY, INC. AND AFFILIATE
(Formerly known as Chantel Ray Real Estate, Inc.)

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2021 AND 2020

ASSETS

	2021	2020
CURRENT ASSETS:		
Cash	$ 781,016	$ 641,054
PROPERTY & EQUIPMENT:		
Property and equipment	$ 483,759	$ 1,349,244
Less - accumulated depreciation	316,119	796,610
Net property and equipment	$ 167,640	$ 552,634
OTHER ASSETS:		
Investment in affiliates:		
Investment in CR Title Team, LLC	$ 20,842	$ 20,842
Investment in United Title Group, LLC	32,010	30,343
Investment in Cavalier Title Services, LLC	6,638	4,907
Security deposits	-	33,040
Total other assets	$ 59,490	$ 89,132
TOTAL ASSETS	$ 1,008,146	$ 1,282,820

LIABILITIES AND STOCKHOLDER'S EQUITY

	2021	2020
CURRENT LIABILITIES:		
Current portion of long-term liability	$ -	$ 36,943
Accounts payable	-	4,800
Credit cards payable	79,324	105,789
Accrued expenses	21,512	53,149
Total current liabilities	$ 100,836	$ 200,681
LONG-TERM LIABILITY:		
Note payable	$ -	$ 232,891
Less: current portion	-	36,943
Net long-term liability	$ -	$ 195,948
Total liabilities	$ 100,836	$ 396,629
STOCKHOLDER'S EQUITY:		
Common stock	$ -	$ 100
Additional paid-in capital	193,823	180,410
Retained earnings	713,487	705,681
Total stockholder's equity	$ 907,310	$ 886,191
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$ 1,008,146	$ 1,282,820

See independent auditor's report and notes to the consolidated financial statements.

2

CANZELL REALTY, INC. AND AFFILIATE
(Formerly known as Chantel Ray Real Estate, Inc.)

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
REVENUES	$ 8,047,115	$ 7,444,064
DIRECT COST	5,609,963	4,278,492
GROSS PROFIT	$ 2,437,152	$ 3,165,572
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,578,200	3,591,644
LOSS FROM OPERATIONS BEFORE EQUITY IN EARNINGS OF AFFILIATES AND OTHER INCOME (EXPENSES)	$ (141,048)	$ (426,072)
EQUITY IN EARNINGS OF AFFILIATES		
CR Title Team, LLC	$ 63,692	$ 74,809
United Title Group, LLC	21,972	33,132
Cavalier Title Services, LLC	57,359	35,522
Total equity in earnings of affiliates	$ 143,023	$ 143,463
OTHER INCOME (EXPENSES):		
Interest expense	$ (1,591)	$ (10,047)
Loss on disposal of property and equipment	(69,144)	-
Interest income	31	217
PPP loan forgiveness	340,917	521,960
Other income (expenses) - net	$ 270,213	$ 512,130
NET INCOME	$ 272,188	$ 229,521
RETAINED EARNINGS, BEGINNING OF YEAR	705,681	810,349
DISTRIBUTIONS	(264,382)	(334,189)
RETAINED EARNINGS, END OF YEAR	$ 713,487	$ 705,681

See independent auditor's report and notes to the consolidated financial statements.

3

CANZELL REALTY, INC. AND AFFILIATE
(Formerly known as Chantel Ray Real Estate, Inc.)

CONSOLIDATED STATEMENTS OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
Advertising	$ 223,447	$ 407,766
Auto expenses	94	-
Awards and gifts	12,928	62,262
Bank charges	5,567	4,093
Business travel	85,447	1,182
Computer expenses and services	4,602	16,945
Contributions	66,113	723,840
Depreciation expense	26,205	64,606
Franchisee and employee training	-	10,638
Hiring Costs	43,100	-
Insurance	54,279	65,269
Licensing fees	13,756	16,040
Miscellaneous	1,918	-
Moving costs	101	-
Office support services	73,248	47,283
Payroll taxes	84,976	110,181
Professional fees	328,841	180,564
Rent	159,056	302,552
Repairs and maintenance	3,043	44,832
Retirement plan	20,887	31,211
Salaries	1,029,660	1,255,006
Security deposit refunded	21,257	-
Software expense	89,338	87,007
Taxes	46,133	39,338
Telephone	57,524	69,581
Utilities	49,662	33,841
Website	77,018	17,607
Total selling, general and administrative expenses	$ 2,578,200	$ 3,591,644

See independent auditor's report and notes to the consolidated financial statements.

4

CANZELL REALTY, INC. AND AFFILIATE
(Formerly known as Chantel Ray Real Estate, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:		
Cash received from customers	$ 8,047,115	$ 7,444,064
Cash paid to suppliers and vendors	(8,191,820)	(7,783,864)
Equity in earnings from CR Title Team, LLC	63,692	74,809
Equity in earnings from United Title Group, LLC	21,972	33,132
Equity in earnings from Cavalier Title Services, LLC	57,359	35,522
Interest income	31	217
Interest expense	(1,591)	(10,047)
PPP loan forgiveness	340,917	521,960
Net cash provided by operating activities	$ 337,675	$ 315,793
CASH FLOWS FROM INVESTING ACTIVITIES:		
Purchases of property and equipment	$ (117,574)	$ (15,089)
Proceeds from sale of property and equipment	407,219	-
Investment in CR Title Team, LLC	-	(12,049)
Investment in United Title Group, LLC	(1,667)	(2,962)
Investment in Cavalier Title Services, LLC	(1,731)	(1,551)
Net cash provided (used) by investing activities	$ 286,247	$ (31,651)
CASH FLOWS FROM FINANCING ACTIVITIES:		
Repayments of note payable	$ (232,891)	$ (35,501)
Capital contributions	13,313	-
Stockholder distributions	(264,382)	(334,189)
Net cash used by financing activities	$ (483,960)	$ (369,690)
NET INCREASE (DECREASE) IN CASH	$ 139,962	$ (85,548)
CASH - BEGINNING OF THE YEAR	641,054	726,602
CASH - END OF THE YEAR	$ 781,016	$ 641,054
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:		
NET INCOME	$ 272,188	$ 229,521
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:		
Depreciation and amortization	$ 26,205	$ 64,606
Loss on disposal of equipment	69,144	-
(Increase) decrease in security deposits	33,040	-
Increase (decrease) in accounts payable	(4,800)	-
Increase (decrease) in credit cards payable	(26,465)	42,458
Increase (decrease) in accrued expenses	(31,637)	(20,792)
Total adjustments	$ 65,487	$ 86,272
NET CASH PROVIDED BY OPERATING ACTIVITIES	$ 337,675	$ 315,793

See independent auditor's report and notes to the consolidated financial statements.

5

CANZELL REALTY, INC. AND AFFILIATE
(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(A) Company Activities:

Canzell Realty, Inc. (the "Company") (formerly known as Chantel Ray Real Estate, Inc.), is a corporation formed June 9, 2010 under the laws of the Commonwealth of Virginia. On November 16, 2020, the name was changed to Canzell Realty, Inc. The Company is a real estate brokerage firm that specializes in real estate sales.

On July 1, 2015, Canzell Realty, Inc. and two other partners formed CR Title Team, LLC. The Company has 50% ownership interest in this LLC.

On June 26, 2017, Canzell Realty, Inc. and a partner formed United Title Group, LLC. The Company has 50% ownership interest in this LLC.

On June 18, 2018, Canzell Realty, Inc. and a partner formed Cavalier Title Services, LLC. The Company has 50% ownership interest in this LLC.

On August 25, 2020, Cr Global Holdings, Inc. was formed as a corporation under the laws of the Commonwealth of Virginia as a holding company, owning 100% of the issued and outstanding common stock of Canzell Realty, Inc. (formerly known as Chantel Ray Real Estate, Inc.).

(B) Method of Accounting:

The Company recognizes income and expenses under the accrual method of accounting. Under this method, income is recognized when earned and expenses when incurred. All the Company's activities are considered to be single performance obligations that are satisfied over time. Bad debts are written off when deemed uncollectible by management.

(C) Property and Equipment:

Property and equipment are recorded at cost. Expenditures for maintenance and repairs are expensed as incurred while renewals and betterments are capitalized. The gain or loss on items traded in is applied to the asset account, and that on items otherwise disposed of is reflected in income.

Depreciation has been provided for using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Office furniture and equipment	5 - 7 years
Building and improvements	5 - 39 years
Software	3 years
Vehicles	5 years

Depreciation and amortization expense for the years ended December 31, 2021 and 2020 amounted to $26,205, and $64,606, respectively.

(D) Consolidated Statements of Cash Flows:

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 2021 and 2020, the Company did not consider any of its assets to meet the definition of cash equivalents.

See accompanying independent auditor's report. Notes continued on next page.
6

CANZELL REALTY, INC. AND AFFILIATE
(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

(E) Income Taxes:

Upon formation and effective for the first tax year ending December 31, 2010, the Company elected by unanimous consent of its shareholder to be taxed under the provisions of Subchapter "S" of the Internal Revenue Code. Under those provisions, income and expenses were not taxed to the Company, instead, the shareholder included the respective shares of the Company's net operating income or loss in the individual income tax returns.

Effective July 1, 2021, the Company elected to terminate its S status and become a taxable entity. Prior to the termination of its S status, no provision was made for income taxes because earnings and losses were included in the personal income tax return of the sole stockholder and were taxed based on her personal tax strategies.

The Company reports income and expenses for income tax purposes using the cash method. Under this method, income is recognized when cash is received and expenses when paid. Depreciation is provided for on the modified accelerated cost recovery system for income tax reporting. These items create a timing difference in reporting in income and expenses for the tax return and the financial statements. Deferred income taxes are provided for these timing differences. The federal income tax returns of the Company for 2021, 2020, 2019, and 2018 are subject to examination by the IRS, generally for three years after they were filed.

(F) Estimates:

Management uses estimates and assumption in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. It is at least reasonably possible that the significant estimates used will change within the next year.

(G) Credit Risk:

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of temporary cash investments. The Company places its cash on deposit with financial institutions in the United States. Beginning January 1, 2013, funds deposited in a noninterest-bearing transaction account no longer will receive unlimited deposit insurance coverage by the Federal Deposit Insurance Corporation (FDIC). All of a depositor's accounts at an insured depository institution, including all non-interest bearing transaction accounts, will be insured by the FDIC up to the standard maximum deposit insurance amount of $250,000, for each deposit insurance ownership category. The Company had demand deposits of $592,019 and $389,723 on hand in financial institutions which exceeded depositor's insurance provided by the applicable guaranty agency as of December 31, 2021 and 2020, respectively.

(H) Advertising:

The cost of advertising are generally expensed in the year in which the advertising first takes place and amounted to $223,447 and $407,766 for the years ended December 31, 2021 and 2020, respectively.

See accompanying independent auditor's report. Notes continued on next page.
7

CANZELL REALTY, INC. AND AFFILIATE
(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

(I) Revenue Recognition:

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers (Topic 606)". The ASU and all subsequently issued clarifying ASUs replaced most existing revenue recognition guidance in U.S. GAAP. The ASU also required expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the new standard effective January 1, 2019.

All of the Company's revenue is recognized at the point in time when performance obligations are satisfied. None of the Company's contracts contain variable consideration and contract modifications are generally minimal. For this reason, there is not a significant impact as a result of the transition to the new accounting standard.

The adoption of this ASU did not have a significant impact on the Company’s consolidated financial statements. The majority of the Company’s revenue arrangements generally consist of a single performance obligation. Based on the Company’s evaluation process and review of its contracts with customers, the timing and amount of revenue recognized previously is consistent with how revenue is recognized under the new standard. No changes were required to be made to previously reported revenues as a result of the adoption.

(J) Principals of Consolidation:

The consolidated financial statements include the accounts of Canzell Realty, Inc. (formerly know as Chantel Ray Real Estate, Inc.) and CR Global Holdings, Inc. CR Global Holdings, Inc. is a holding company, owning 100% of the issued and outstanding common stock of Canzell Realty, Inc. and, as such, exercises significant control over it.

(K) Equity Method Investments:

Investment in partnerships and less-than-majority owned subsidiaries in which the Company does not have control but has the ability to exercise significant influence over operating and financial policies, are accounted for using the equity method of accounting. The equity method investments are shown in the Company’s consolidated balance sheets as “Investment in affiliates,” and the Company’s share of earnings or losses from these investments is shown in the accompanying consolidated statements of income and retained earnings as “Equity in earnings (loss) of affiliates.”

Equity method investments are initially recognized at cost which is the same as the price paid to acquire the holding in the investee. Under the equity method, the carrying amount of the equity affiliate is adjusted annually by the percentage of any change in its equity corresponding to the Company’s percentage interest in these equity affiliates. The carrying costs of these investments are also increased or decreased to reflect additional contributions or withdrawals of capital. Any difference in the book equity and the Company’s pro-rata share of the net assets of the investment will be reported as gain or loss at the time of the liquidation of the investment. It is the Company’s policy to record losses in excess of the investment if the Company is committed to provide financial support to the investee.

See accompanying independent auditor's report. Notes continued on next page.
8

CANZELL REALTY, INC. AND AFFILIATE
(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

(K) Equity Method Investments: (Continued)

Any excess cost of the investment over the proportional fair value of the assets acquired and liabilities assumed of the investee was recognized as equity method goodwill and is included on the consolidated balance sheets in investment in affiliates. The equity method goodwill is not amortized or separately tested for impairment. Instead, equity method goodwill is evaluated for impairment as part of the investment. A loss in value of an investment that is other than a temporary decline shall be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. A current fair value of an investment that is less than its carrying amount may indicate a loss in value of the investment. However, a decline in the quoted market price below the carrying amount or the existence of operating losses is not necessarily indicative of a loss in value that is other than temporary. When management evaluates the investment in affiliates for impairment, management makes significant assumptions and estimates about the extent and timing of future cash flows, growth rates, market shares, and discount rates that are considered unobservable inputs in the Company's valuation methodologies.

NOTE 2 - LEASES:

The Company leases office facilities in Newport News, Virginia under a five year lease that expires on June 30, 2025. Rent on the lease is $7,333 monthly in addition to operating costs and taxes.

The Company leased office facilities in Chesapeake, Virginia under a five year lease that expired on September 30, 2020. Rent on the lease was $1,984 monthly, increasing 2% annually on September 1st. The Company also agreed to pay operating costs and taxes.

The Company leased office facilities in Virginia Beach, Virginia under a three year lease that expired on May 20, 2022. Rent on the lease was $8,334 in addition to operating costs and taxes. In February 2021, the office building was sold. At which time, the lease agreement was cancelled by the lessor. The Company subsequently began leasing office facilities at a new location in Virginia Beach, Virginia under a new lease. The lease term is for twelve months, with an automatic renewal, and monthly payments of $8,000 beginning on May 1, 2021 and ending May 31, 2022.

Rent expense was $159,056 and $302,552 for the years ended December 31, 2021 and 2020, respectively.

Future minimum lease payments for the lease is as follows:

For the year ended December 31,		
2022	$	128,000
2023		88,000
2024		88,000
2025		44,000
2026		-
Total	$	348,000

See accompanying independent auditor's report. Notes continued on next page.
9

CANZELL REALTY, INC. AND AFFILIATE
(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

NOTE 3 - PROPERTY AND EQUIPMENT:

Property and equipment at December 31, 2021 and 2020 consisted of the following:

	2021	2020
Land	$ -	$ 198,610
Building and improvements	189,916	475,451
Office furniture and equipment	191,339	493,886
Software	102,504	102,504
Vehicles	-	78,793
	$ 483,759	$ 1,349,244

NOTE 4 - RETIREMENT PLAN:

The Company maintains a 401(k) profit sharing plan. All employees that have met the age and service requirements are deemed to be participants. Eligible employees may elect to defer a portion of their annual compensation, limited to statutory requirements determined by law. Additionally, the Company makes discretionary contributions to the plan each year. As of December 31, 2021 and 2020, the retirement plan expense amounted to $20,887, and $31,211, respectively.

NOTE 5 - NOTE PAYABLE:

Effective August 30, 2016, the Company secured a loan in the amount of $374,000 with monthly payments totaling $3,796 including interest at 3.99%, maturing in July 2026. The loan was secured by certain real estate owned by the Company. In February 2021, the real estate was exchanged for another piece of real estate owned personally by the controlling stockholder of the Company. At which point, the loan was paid off. At December 31, 2021 and 2020, the outstanding balance was $0 and $232,891, respectively.

	2021	2020
Total note payable	$ -	$ 232,891
Less current portion	-	36,943
Total long-term note payable	$ -	$ 195,948

NOTE 6 - NOTE PAYABLE PAYCHECK PROTECTION PROGRAM:

In April 2020, the Company was granted a loan from Chase Bank in the amount of $521,960, pursuant to the Paycheck Protection Program (PPP), under the Coronavirus Aid, Relief and Economic Security (CARES) Act. The loan, which was in the form of an unsecured Note with an interest rate of 1.00% per annum payable monthly. PPP loans are considered conditional contributions with right of return in the form of an obligation to be repaid if a barrier to entitlement is not met. The loan, which was in the form of a Note dated April 10, 2020 was to mature on April 10, 2022 and bore interest at a rate of 1.00% per annum, payable monthly commencing August 2021. The note was unsecured and could be prepaid by the Company at any time prior to maturity with no prepayment penalties.

See accompanying independent auditor's report. Notes continued on next page.
10

CANZELL REALTY, INC. AND AFFILIATE
(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

NOTE 6 - NOTE PAYABLE PAYCHECK PROTECTION PROGRAM (Continued):

In January 2021, the Company was notified by the Small Business Administration (SBA) that the full amount of the Company's PPP loan of $521,960 was remitted to Chase Bank and the Company's PPP loan was forgiven and included in other income for the year ended December 31, 2020.

In February, 2021, the Company was granted a second loan from Chase Bank in the amount of $340,917, pursuant to the Paycheck Protection Program (PPP), under the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The second loan, which was in the form of a note dated February 2, 2021, bore interest at a rate of 1.00% per annum, payable monthly commencing May, 2022. The note was unsecured and may have be prepaid by the Company at any time prior maturity with no prepayment penalties. In November 2021, the Company was notified by the Small Business Administration (SBA) that the full amount of the Company's PPP loan of $340,917 was remitted to Chase Bank and the Company's PPP loan was forgiven and included in other income for the year ended December 31, 2021.

Loan proceeds were based on 2.5 times of the average monthly payroll expenses of the Company and the barrier is that the PPP loan funds may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on debt obligations incurred following the receipt of the loan funds. The loan proceeds and accrued interest are forgivable as long as the Company uses the proceeds during the covered period for the eligible purposes above and maintains its payroll levels.

NOTE 7 - INVESTMENT IN AFFILIATES:

The Company's investments in affiliates is accounted for using the equity method, and include a 50% interest in CR Title Team, LLC, a 50% interest in United Title Group, LLC, and a 50% interest in Cavalier Title Services, LLC.

Investment in CR Title Team, LLC:

The cumulative equity income from the Company's investment in CR Title Team, LLC are summarized as follows:

	2021	2020
Carrying value, beginning of year	$ 20,842	$ 8,793
Net income	63,692	73,856
Less: distributions	(63,692)	(61,807)
Carrying value, end of year	$ 20,842	$ 20,842

The equity in earnings from the Company's investment in CR Title Team, LLC are as follows:

	2021	2020
Pro-rata share of net income	$ 63,692	$ 70,856
Equity in earnings of CR Title Team, LLC	$ 63,692	$ 70,856

See accompanying independent auditor's report. Notes continued on next page.
11

CANZELL REALTY, INC. AND AFFILIATE
(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

NOTE 7 - INVESTMENT IN AFFILIATES (Continued):

A summary of financial information for CR Title Team, LLC as of and for the year ended December 31, 2021 and 2020, is as follows:

	2021	2020
Statement of income:		
Net sales	$ 224,246	$ 224,246
Operating expenses	76,535	76,535
Net income	$ 147,711	$ 147,711
The Company's pro-rata share of net income (50%)	$ 73,856	$ 73,856
Balance sheet:		
Current assets	$ 68,625	$ 68,625
Total assets	$ 68,625	$ 68,625
Current liabilities	$ 11,906	$ 11,906
Members' equity	56,719	56,719
Total liabilities and members' equity	$ 68,625	$ 68,625

Investment in United Title Group, LLC:

The cumulative equity from the Company's investment in United Title Group, LLC are summarized as follows:

	2021	2020
Carrying value, beginning of year	$ 30,343	$ 27,381
Net income	21,972	33,132
Less: distributions	(20,305)	(30,170)
Carrying value, end of year	$ 32,010	$ 30,343

The equity in earnings from the Company's investment in United Title Group, LLC are as follows:

	2021	2020
Pro-rata share of net income	$ 21,972	$ 33,132
Equity in earnings of United Title Group, LLC	$ 21,972	$ 33,132

See accompanying independent auditor's report. Notes continued on next page.
12

CANZELL REALTY, INC. AND AFFILIATE
(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

NOTE 7 - INVESTMENT IN AFFILIATES (Continued):

A summary of financial information for United Title Group, LLC as of and for the year ended December 31, 2021 and 2020, is as follows:

	2021	2020
Statement of income:		
Net sales	$ 70,840	$ 95,320
Less: operating expenses	26,896	29,056
Net income	$ 43,944	$ 66,264
The Company's pro-rata share of net income (50%)	$ 21,972	$ 33,132
Balance sheet:		
Current assets	$ 70,133	$ 60,686
Total assets	$ 70,133	$ 60,686
Members' equity	$ 64,020	$ 60,686
Total members' equity	$ 64,020	$ 60,686

Investment in Cavalier Title Services, LLC:

The cumulative equity from the Company's investment in Cavalier Title Services, LLC are summarized as follows:

	2021	2020
Carrying value, beginning of year	$ 4,907	$ 3,356
Net income	57,359	41,887
Less: distributions	(55,628)	(40,336)
Carrying value, end of year	$ 6,638	$ 4,907

The equity in earnings from the Company's investment in Cavalier Title Services, LLC are as follows:

	2021	2020
Pro-rata share of net income	$ 57,359	$ 41,887
Equity in earnings of Cavalier Title Services, LLC	$ 57,359	$ 41,887

See accompanying independent auditor's report. Notes continued on next page.
13

CANZELL REALTY, INC. AND AFFILIATE
(Formerly known as Chantel Ray Real Estate, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 7 - INVESTMENT IN AFFILIATES (Continued):

A summary of financial information for Cavalier Title Services, LLC as of and for the year ended December 31, 2021 and 2020, is as follows.

	2021	2020
Statements of income:		
Net sales	$ 146,541	$ 107,177
Less: operating expenses	31,823	23,404
Net income	$ 114,718	$ 83,773
The Company's pro-rata share of net income (50%)	$ 57,359	$ 41,887
Balance sheet:		
Current assets	$ 13,274	$ 9,812
Total assets	$ 13,274	$ 9,812
Members' equity	$ 13,274	$ 9,812
Total members' equity	$ 13,274	$ 9,812

NOTE 8 - PROVISION FOR INCOME TAXES:

The provision for income taxes was determined as follows:

	2021	2020
Currently payable	$ -	$ -
Depreciation related	-	-
Provision for income taxes	$ -	$ -

NOTE 9 - SUBSEQUENT EVENTS:

In December 2019, an outbreak of a novel strain of coronavirus (COVID-19) originated in Wuhan, China and has since spread to other countries, including the United States. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. In addition, multiple jurisdictions in the United States have declared a state of emergency. It is anticipated that these impacts will continue for some time. The Company had modified operations which resulted in a reduction in revenue. The future effects of these issues are unknown.

Subsequent events were evaluated through April 29, 2022, which is the date the consolidated financial statements were available to be issued. No other events have occurred subsequent to the balance sheet date and through April 29, 2022, that would require adjustment to, or disclosure in the financial statements.

See accompanying independent auditor's report.
14

Item 8. Exhibits

Exhibit No.	Description
2.1	Certificate of Incorporation (attached as Exhibit 2.1 to the Company’s Offering Statement on Form 1-A and incorporated by reference herein).
2.2	Certificate of Restatement (Amended and Restated Articles of Incorporation) (attached as Exhibit 2.2 to the Company’s Offering Statement on Form 1-A and incorporated by reference herein).
2.3	Bylaws (attached as Exhibit 2.3 to the Company’s Offering Statement on Form 1-A and incorporated by reference herein).
4	Sample Subscription Agreement (attached as Exhibit 4 to the Company’s Offering Statement on Form 1-A and incorporated by reference herein).
6.1	Commercial Lease Agreement - 2600 Barrett St (attached as Exhibit 6.1 to the Company’s Offering Statement on Form 1-A and incorporated by reference herein).
6.2	Commercial Lease Agreement – 5308 Indian River Rd (attached as Exhibit 6.2 to the Company’s Offering Statement on Form 1-A and incorporated by reference herein).
6.3	Chantel Ray Employment Agreement dated May 11, 2011 (attached as Exhibit 6.3 to the Company’s Offering Statement on Form 1-A and incorporated by reference herein).
6.4	Heather Roemmich Employment Agreement dated May 11, 2011 (attached as Exhibit 6.4 to the Company’s Offering Statement on Form 1-A and incorporated by reference herein).
6.5	Operating Agreement of Cavalier Title Services, LLC dated July 15, 2018 (attached as Exhibit 6.5 to the Company’s Offering Statement on Form 1-A and incorporated by reference herein).
6.6	Limited Liability Company Agreement of Process Mortgage, LLC dated May 1, 2019 (attached as Exhibit 6.6 to the Company’s Offering Statement on Form 1-A and incorporated by reference herein).
6.7	Operating Agreement of United Title Group, LLC dated July 1, 2017 (attached as Exhibit 6.7 to the Company’s Offering Statement on Form 1-A and incorporated by reference herein).
11.1	Consent of Auditor – CR Global Holdings, Inc. (filed herewith)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Virginia Beach, VA on May 2, 2022.

CR GLOBAL HOLDINGS, INC.

By:	/s/ Chantel Ray Finch
Chantel Ray Finch
Chief Executive Officer and President
(Principal Executive Officer)

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Chantel Ray Finch Chantel Ray Finch	Chief Executive Officer and President, Director (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)	May 2, 2022
/s/ Heather Roemmich Heather Roemmich	Chief Operating Officer, Director	May 2, 2022
/s/ John Mclaren John Mclaren	Director	May 2, 2022